Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated March 11, 2013 with respect to the statements of revenue and certain expenses of PPC Montebello LLC included in this Current Report on Form 8-K filed with the Securities and Exchange Commission.

 /S/ ERNST & YOUNG LLP
San Francisco, California
March 11, 2013